                                                                  EXHIBIT 12.1

                          DURA AUTOMOTIVE SYSTEMS, INC.
         STATEMENT AND COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              YEARS ENDED DECEMBER 31,
                                        ------------------------------------------------------------------
                                                                                                    1998
                                           1994     1995       1996         1997          1998     PRO FORMA
                                        --------- ---------  ---------  ------------  -----------  ----------
EARNINGS:

    Pre-tax income....................  $ 4,402   $12,738     $16,737      $28,312      $ 50,989      $ 73,209

    Fixed charges.....................    3,773     5,229       3,597       10,528        27,447        98,634
    Less:  Preferred stock dividends..        -         -           -            -        (3,234)       (4,144)
    Less:  Capitalized interest.......        -         -           -            -          (262)         (262)
                                        --------- ---------  ---------  ------------  -----------   ----------
       Net fixed charges..............    3,773     5,229       3,597       10,528        23,951        94,228
                                        --------- ---------  ---------  ------------  -----------   ----------

    EARNINGS..........................  $ 8,175   $17,967     $20,334      $38,840      $ 74,940      $167,437
                                        --------- ---------  ---------  ------------  -----------   ----------
                                        --------- ---------  ---------  ------------  -----------   ----------


FIXED CHARGES:
    Interest expense..................  $ 3,473   $ 4,822     $ 2,837      $ 9,330      $ 21,376      $ 90,066
    Preferred stock dividends.........        -         -           -            -         3,234         4,144
    Capitalized interest..............        -         -           -            -           262           262
    Amortization of debt costs........        -         -         252          329           865         1,100
    Interest factor of rental expense.      300       407         508          869         1,710         3,062
                                        --------- ---------  ---------  ------------  -----------   ----------

    TOTAL FIXED CHARGES...............  $ 3,773   $ 5,229     $ 3,597      $10,528      $ 27,447      $ 98,634
                                        --------- ---------  ---------  ------------  -----------   ----------
                                        --------- ---------  ---------  ------------  -----------   ----------

RATIO OF EARNINGS TO FIXED CHARGES          2.2       3.4         5.7          3.7           2.7           1.7
                                        --------- ---------  ---------  ------------  -----------   ----------
                                        --------- ---------  ---------  ------------  -----------   ----------


                                              THREE MONTHS ENDED MARCH 31,
                                         --------------------------------------
                                                                       1999
                                              1998         1999      PRO FORMA
                                         -----------  ------------  -----------
EARNINGS:

    Pre-tax income....................     $ 7,926       $19,005      $ 26,469

    Fixed charges.....................       3,364         8,559        25,955
    Less:  Preferred stock dividends..        (127)       (1,018)       (1,018)
    Less:  Capitalized interest.......           -             -             -
                                          -----------  -----------  -----------
       Net fixed charges..............       3,237         7,541        24,937
                                          -----------  -----------  -----------

    EARNINGS..........................     $11,163       $26,546      $ 51,406
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

FIXED CHARGES:
    Interest expense..................     $ 2,938       $ 6,895      $ 23,896
    Preferred stock dividends.........         127         1,018         1,018
    Capitalized interest..............           -             -             -
    Amortization of debt costs........          82           216           275
    Interest factor of rental expense.         217           430           766
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------
    TOTAL FIXED CHARGES...............     $ 3,364       $ 8,559      $ 25,955
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------

RATIO OF EARNINGS TO FIXED CHARGES             3.3           3.1           2.0
                                          -----------  -----------  -----------
                                          -----------  -----------  -----------